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                                 Exhibit 21.1

                            MATRIX SERVICE COMPANY

                                 Subsidiaries


      Matrix Service, Inc., an Oklahoma corporation

      Matrix Service Mid-Continent, Inc., an Oklahoma corporation

      San Luis Tank Piping Construction Co., Inc., a Delaware corporation

      West Coast Industrial Coatings, Inc., a California corporation

      Matrix Service, Inc. Canada, an Ontario, Canada corporation

      Midwest Industrial Contractors, Inc., a Delaware corporation

      Brown Steel Contractors, Inc., a Georgia corporation

      Georgia Steel Acquisition Corp., an Oklahoma corporation

      Brown Steel Services, Inc., a Georgia corporation

      Brown Tanks, Inc., a Georgia corporation

      Aqua Tanks, Inc., a Georgia corporation

      San Luis Tank S.A. de C.V., a Mexican corporation

      Matrix Service, Inc., Panama, a Panama Corporation

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